Filed Pursuant to Rule 433
Registration Statement No. 333-184717

Pricing Term Sheet

December 3, 2013

MICROSOFT CORPORATION

2.125% Notes due 2021

3.125% Notes due 2028

Issuer:	Microsoft Corporation

Title of Securities:	2.125% Notes due 2021 (the “2021 Notes”) 3.125% Notes due 2028 (the “2028 Notes”)

Aggregate Principal Amount Offered:	2021 Notes:	€1,750,000,000
	2028 Notes:	€1,750,000,000

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Price to Public (Issue Price):	2021 Notes:	99.629% of principal amount
	2028 Notes:	99.223% of principal amount

Maturity Date:	2021 Notes:	December 6, 2021
	2028 Notes:	December 6, 2028

Coupon (Interest Rate):	2021 Notes:	2.125% per annum
	2028 Notes:	3.125% per annum

Benchmark:	2021 Notes:	2.250% Deutsche Bundesrepublik (DBR) due 2021
	2028 Notes:	2.000% Deutsche Bundesrepublik (DBR) due 2023

Benchmark Yield:	2021 Notes:	1.298%
	2028 Notes:	1.728%

Spread to Benchmark:	2021 Notes:	0.878%
	2028 Notes:	1.463%

Yield to Maturity:	2021 Notes:	2.176%
	2028 Notes:	3.191%

Mid-Swap Yield:	2021 Notes:	1.676%
	2028 Notes:	2.441%

Spread to Mid-Swap Yield:	2021 Notes:	0.500%
	2028 Notes:	0.750%

Interest Payment Dates:	Annually on December 6, beginning on December 6, 2014

Interest Payment Record Dates:	December 5 of each year

Optional Redemption:	2021 Notes: At any time prior to September 6, 2021 at B+15 basis points

At any time on or after September 6, 2021, at a redemption price of 100% of the principal amount to be redeemed

2028 Notes: At any time prior to September 6, 2028 at B+20 basis points

At any time on or after September 6, 2028, at a redemption price of 100% of the principal amount to be redeemed

Microsoft may, at its option, redeem the 2021 Notes and/or the 2028 Notes upon the occurrence of certain events relating to U.S. taxation

Type of Offering:	SEC registered

Net Proceeds to Issuer (before underwriting discount):	2021 Notes: 2028 Notes:	€1,743,507,500 €1,736,402,500

Net Proceeds to Issuer (after underwriting discount):	2021 Notes: 2028 Notes:	€1,736,070,000 €1,726,777,500

Trade Date:	December 3, 2013

Settlement Date (T+3):	December 6, 2013

Book-Running Managers:	Barclays Bank PLC HSBC Bank plc J.P. Morgan Securities plc Wells Fargo Securities International Limited

Co-Managers:	CAVU Securities, LLC Lebenthal & Co., LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

Listing:	Global Exchange Market of the Irish Stock Exchange

Common Code/ISIN:	2021 Notes:	100174910 / XS1001749107
	2028 Notes:	100174928 / XS1001749289

Additional Information:	Concurrently with this offering, the Issuer is offering U.S. dollar-denominated debt securities in one or more series in an aggregate principal amount to be determined

Long-Term Debt Ratings:	Moody’s, Aaa (stable); S&P, AAA (stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays toll free at 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com; by calling HSBC Bank plc toll free at 1-866-811-8049; by calling J.P. Morgan Securities plc collect at +44-207-134-2468; or by calling Wells Fargo Securities International Limited toll free at 1-800-326-5897.